SETTLEMENT AND MUTUAL RELEASE AGREEMENT

                    THIS SETTLEMENT AGREEMENT dated ________________ (“the Settlement Agreement”) is by and between Cameron Yost, Lyle Yost, Winston Yost, and Byron Yost (“Yosts”), and Banyan Corporation (“Banyan Corp."). These individuals and entities may sometimes hereinafter be collectively referred as the “Parties”. This Agreement is expressly made subject to the following recitals:

RECITALS

                    WHEREAS, it is alleged that Banyan Corp. is the maker of several notes held by the Yosts and that Banyan Corp.. has defaulted on payment on those notes; and,

                    WHEREAS, it is alleged that Banyan Corp. owes restitution payments to Cameron Yost; and,

                    WHEREAS, it is alleged that Banyan Corp. owes payment to Robert Simels; and,

                    WHEREAS, it is alleged that Banyan Corp. owes payment to Anderson Thompson Corporation; and,

                    WHEREAS, Banyan Corp. and the Yosts desire to compromise and settle all claims or potential claims between them relating to these issues; and,

                    THEREFORE, in consideration of the foregoing recitals, and of the mutual promises, conditions, covenants, and agreements set forth below, the parties agree as follows:

AGREEMENT

A.                  Settlement Amount and Payment Agreement. The Parties agree that Banyan Corp. shall pay the following:

1.	Payment to Cameron Yost, Lyle Yost, Winston Yost, and Byron Yost.

(a)      Payment. Banyan Corp. shall pay to the Yosts a principal amount of $260,000 on or before September 1, 2005. At the sole election of Banyan Corp., Banyan Corp. may also pay the $260,000 in monthly installments of $15,000 with the first payment due on September 15 and each subsequent payment due on the 15th of each month, with interest on the principal to accrue at a rate of 16% annually. Payment(s) shall be made by delivery payable to Feder Law Firm COLTAF Account, 730 17th Street, Suite 550, Denver, Colorado, 80202.

(b)      Default and Cure. In the event Feder Law Firm fails to receive a payment on or before the 15th of each month, date payment is due, Feder Law Firm or the

SETTLEMENT AGREEMENT

Yosts shall notify Banyan Corp. by sending notice of default by facsimil or by certified mail, return receipt requested, to the following:

Mr. Michael Gelmon
Banyan Corporation
5005 Elbow Dr. S.W., Suite 207
Calgary, AB Canada T2S 2T6
Fax: (403) 287-8804

Banyan Corp. shall have ten (10) business days to cure any default, starting from the date the notice of default is mailed or faxed to Banyan Corp. (the “grace period”). Banyan Corp. shall notify Feder Law Firm of any change in address for notice of default in writing to Feder Law Firm, 730 17th Street – suite 550, Denver, Colorado, 80202 or such other address as specified in writing by the Yosts. In the event that any default is not cured by the end of the grace period, interest on all amounts due and owing shall accrue at a default rate of 22%.

(c)      Banyan Corp. has, in connection with the execution of this Agreement executed a Confession of Judgment in favor of Feder Law Firm in the amount of $290,000. A copy of the Confession of Judgment is attached as Exhibit A and is hereby incorporated by reference. In the event that Banyan Corp. breaches the payment agreement (paragraph A1(a) above) and fails to cure the breach after notice within the grace period (paragraph A1(b) above), then Cameron Yost, Lyle Yost, Winston Yost, and/or Byron Yost may apply to the Court on written motion for entry of judgment pursuant to Exhibit A. Judgment shall be entered pursuant to the Confession of Judgment with written notice to Banyan Corp. at the address specified for notice for default upon verified motion that Banyan Corp. has breached this Agreement by failing to make payments after notice of default in accordance with the terms herein. In the event that such application is made to the Court, Banyan Corp. will be responsible for reasonable costs of collection, including attorney’s fees and costs. Banyan Corp. also waives any objections or defenses to enforcement of said judgment in any Court of law, whether in the United States or in any foreign jurisdiction.

(d)      The full principal plus interest the owing shall become immediately payable upon Banyan Corp. obtaining financing for more than $1 million.

2.	Restitution to Cameron Yost.

(a)      Banyan Corporation will issue 2.0 million shares of Banyan Corporation Stock in satisfaction of restitution owed to Cameron Yost.

(b)      Banyan Corporation will issue 1,760,000 of the 2.0 million shares to Anderson Thompson Corporation and 240,000 shares to Feder Law Firm.

SETTLEMENT AGREEMENT

(c) The shares will be issued no later than July 15, 2005, subject to a Rule 144 holding period.

(d)      Banyan Corporation will provide a letter to the transfer agent confirming all shares can be sold or transferred without any further notice or authorization from the issuer, upon compliance with Rule 144 and a Rule 144 opinion letter.

3.	Payment to Robert Simels.

(a)      Payment. Banyan Corp. shall pay to Robert Simels the principal amount of $50,000 on or before September 15, 2005. At the sole election of Banyan Corp., Banyan Corp. may also pay the $50,000 in monthly installments of $5,000 with the first payment due on September 15, 2005 and each subsequent payment due on the 15th of each month, with interest on the principal to accrue at a rate of 16% annually. Payment(s) shall be made by delivery to _______.

(b)      Default and Cure. In the event Robert Simels fails to receive a payment on or before the 15th of each month, date payment is due, Robert Simels shall notify Banyon Corp by sending notice of default by facsimile or by certified mail, return receipt requested, to the following:

Mr. Michael Gelmon Banyan Corporation
5005 Elbow Dr. S.W., Suite 207 Calgary, AB Canada T2S 2T6 Fax: (403) 287-8804

Banyan Corp. shall have ten (10) business days to cure any default, starting from the date the notice of default is mailed or faxed to Banyon Corp. (the “grace period”). Banyan Corp. shall notify Feder Law Firm of any change in address for notice of default in writing to Feder Law Firm, 730 17th Street – Suite 550, Denver, Colorado or such other address as specified in writing by the Yosts. In the event that any default is not cured by the end of the grace period, interest on all amounts due and owing shall accrue at a default rate of 22%.

4.	Payment to Anderson Thompson Corporation.

(a) Banyan Corporation will deliver to Anderson Thompson Corporation 454,767 shares of Banyan Corporation stock.

SETTLEMENT AGREEMENT

(b)       Of these 454,767 shares, Banyan Corporation will issue to Anderson Thompson Corporation 400,195 shares and issue to Feder Law Firm 54,572 shares.

(c)       The shares will be issued no later than July 15, 2005, subject to a Rule 144 holding period.

(d)       The shares will have an effective issue date of November 5, 2004.

(e)       Banyan Corporation will provide a letter to the transfer agent confirming all shares can be sold or transferred without any further notice or authorization from the issuer, upon compliance with Rule 144 and a Rule 144 opinion letter.

B.       Mutual Release. The Parties hereto each release, acquit, forever discharge and hold harmless each other Party hereto of and from any claims, demands, obligations, actions, causes of action, rights, covenants, contracts, controversies, agreements, promises, debts, compensation, claims, costs, damages, expenses, demands, judgments or the like, of any nature whatsoever, known or unknown, at law or in equity, resulting from, in any way arising from or relating to the Notes, Indemnification or Restitution, or any other fact, transaction or occurrence up to the present date, except for claims arising out of the enforcement of this Agreement.

C.       Representations and Warranties. The Parties, and each of them, represent and warrant as follows:

1.	This Agreement is a legal, valid, and binding obligation of the Parties, and each of them, and is enforceable by or against each party in accordance with its terms.

2.
Each individual signing on behalf of an entity has the right, power and authority to bind the entity and has taken all action by and through the entity as is required by the entity’s governing documents and under applicable law to authorize such person to execute this Agreement.

3.	The Parties, and each of them, acknowledge and agree that the recitals and other representations set forth in this Agreement are true and accurate.

4.
The Parties, and each of them, agree that the compromise and settlement which underlie this Agreement is the product of arms-length negotiations, that each party is entering into this Agreement freely and without duress or coercion, that each party is capable of reviewing and discerning the contents of this Agreement and the effects and consequences thereof, and that this Agreement represents a general, final, and mutually agreeable compromise entered into by the parties hereto in good faith, upon independent investigation, after the opportunity for independent consultation with counsel, and because each party hereto has concluded that it is in his or its individual best interests to do so.

SETTLEMENT AGREEMENT

D.       Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors and assigns of the parties.

E.       Governing Law. Interpretation and construction of this Agreement shall be governed by the laws of the State of Colorado, notwithstanding any contrary or inconsistent conflict of laws or choice of law doctrines of any forum in which any claim related to the Agreement may be asserted or filed and all such choice of law doctrines are hereby mutually deemed to be solely procedural and not substantive. All Parties hereby stipulate and agree that this contract is deemed to have been executed and negotiated within the State of Colorado.

F.       Integration. This Agreement constitutes the entire agreement of the Parties and a complete merger of prior negotiations and agreements; this Agreement shall not be modified except in writing signed by the Parties or their authorized representatives.

G.       Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement except by written instruments signed by the Party charged with the wavier or estoppel; no written wavier shall be deemed a continuing waiver unless specifically stated therein, and the written wavier shall operate only as to the specific term or condition waived, and not for the future or as to any other act than that specifically waived.

H.       Headings. The headings of paragraphs herein are intended solely for the convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

I.       Gender and Number. Whenever applicable, the pronouns designating the feminine, masculine or neuter shall equally apply to the feminine, neuter and masculine genders; the singular shall include the plural and the plural shall include the singular.

J.       Subsequent Agreements. The Parties to this Agreement agree that, upon reasonable request of any other Party, they will execute, acknowledge and deliver any additional instruments or documents that may reasonably be required to carry out the intentions of this Agreement, including such instruments as may be required by the laws of any jurisdiction, now in effect or hereinafter enacted, which may affect rights of the Parties and obligations created by this Agreement.

K.       Disputes. All Parties hereby stipulate that every dispute concerning the interpretation or effect of this Agreement must be resolved in the District Court, City and County of Denver, State of Colorado. To the maximum extent permitted by law, the Parties agree to accept service of process without condition and thereby submit themselves to personal jurisdiction, subject matter jurisdiction, and hereby consent to venue in said court.

L.       Fees and Costs. In any action to enforce, interpret, collect monies under this Agreement or seek damages for violation of this Agreement, the prevailing party shall recover all attorneys’ fees, litigation expenses and court costs.

SETTLEMENT AGREEMENT

M.       Delay in Exercise of Rights. No failure on the part of the Parties to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

N.       Beneficiaries. Nothing in this Agreement, whether express or implied, shall confer any rights or remedies under or by reason of this Agreement on any person, group or entity other than as expressly provided herein.

O.       Authorship. The Parties acknowledge that this Agreement is the result of negotiations and joint authorship and agree that this Agreement shall not be construed or interpreted against any single Party on the grounds of sole or primary authorship. The Parties further acknowledge that each has had the full opportunity to consult with legal counsel and any other advisors of their choice.

P.       Signatures. This Agreement may be executed in any number of counterparts or with faxed signatures with the same effect as if the signatures on each counterpart were upon a single instrument, and each such counterpart shall be mutually deemed to be a “duplicate original” for purposes of authentication, identification and admissibility. All counterparts, taken together, shall constitute the Agreement.

Q.       Entire Agreement. This Agreement contains the entire agreement between the Parties hereto and the terms of this Agreement are contractual and are not a mere recital. All agreements and understandings between the Parties hereto are embodied and expressed in this document and no oral representations or other document is incorporated into this Agreement.

R.       Modification of Agreement. This Agreement may only be modified in writing signed by all parties.

           IN WITNESS WHEREOF, this Agreement has been executed on the dates below written to be effective on the last such date.

SETTLEMENT AGREEMENT

                    Signed this __th day of __________ , 2005

BANYAN CORPORATION

By:

Its:

STATE OF _____________________________	)
) ss.
COUNTY OF ___________________________	)

                   Subscribed and sworn to me this ____ day of ____________ , 2005, by ________ , the ______________ of Banyan Corporation.

                   Witness my hand and official seal.

Notary Public

My Commission Expires:

SETTLEMENT AGREEMENT

CAMERON YOST

STATE OF COLORADO	)
) ss.
COUNTY OF ___________________________	)

The foregoing instrument was acknowledged before me  _________________________________ , 2005,  by  Cameron Yost.

                   Witness my hand and official seal.

Notary Public
Address

My Commission Expires:

SETTLEMENT AGREEMENT

LYLE YOST

STATE OF _____________________________	)
) ss.
COUNTY OF ___________________________	)

The foregoing instrument was acknowledged before me  _________________________________ , 2005,  by  Lyle Yost.

                   Witness my hand and official seal.

Notary Public
Address

My Commission Expires:

SETTLEMENT AGREEMENT

WINSTON YOST

STATE OF _____________________________	)
) ss.
COUNTY OF ___________________________	)

The foregoing instrument was acknowledged before me  _________________________________ , 2005,  by  Winston Yost.

                   Witness my hand and official seal.

Notary Public
Address

My Commission Expires:

SETTLEMENT AGREEMENT

BYRON YOST

STATE OF _____________________________	)
) ss.
COUNTY OF ___________________________	)

The foregoing instrument was acknowledged before me  _________________________________ , 2005,  by  Byron Yost.

                   Witness my hand and official seal.

Notary Public
Address

My Commission Expires:

SETTLEMENT AGREEMENT